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                                                                    Exhibit 11.1
                                  MINIMED INC.

                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE



                                                              Three Months       Three Months
                                                                 Ended              Ended
                                                                March 29,         March 28,
                                                                   1996              1997
                                                               -----------       -----------
Weighted average common shares outstanding                      11,502,000        11,640,000

Common equivalent shares from stock options and warrants           598,000           749,000
                                                               -----------       -----------
Shares used in per share calculation                            12,100,000        12,389,000
                                                               ===========       ===========
Net income                                                     $   627,000       $ 1,098,000
                                                               ===========       ===========
Net income per share                                           $      0.05       $      0.09
                                                               ===========       ===========

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